Exhibit 99.1

For Information Contact:
Reid Simpson	Kristi Emerson
Chief Financial Officer	Director, Corporate Communications
312-706-1706	303-873-3788
reids@eCollege.com	kristie@eCollege.com

eCollege® Adopts Share Repurchase Program

CHICAGO – August 16, 2005 – eCollege® [Nasdaq: ECLG], a leading provider of value-added information services to the post-secondary education industry, today announced that its Board of Directors approved the adoption of a share repurchase program, authorizing the repurchase of up to $15 million of its outstanding shares of common stock. The program is effective immediately and will continue until December 31, 2006.

The share repurchases will be made in the open market or negotiated transactions as market and business conditions warrant, subject to securities laws and other legal requirements. This plan does not obligate eCollege to acquire any particular amount of common stock and the plan may be suspended at any time at eCollege’s discretion.

About eCollege

eCollege [Nasdaq: ECLG] is a leading provider of value-added information services to the post-secondary and K-12 education industries. The Company’s eLearning Division designs, builds and supports some of the most successful, fully online degree, certificate/diploma and professional development programs in the country.  The Company’s Enrollment Division, Datamark, Inc., helps institutions build new enrollments and increase student retention.  Customers include publicly traded for-profit institutions, community colleges, public and private universities, school districts and state departments of education.  eCollege was founded in 1996 and is headquartered in Chicago, with the eLearning Division headquartered in Denver. Datamark was founded in 1987 and is headquartered in Salt Lake City.  For more information, visit www.eCollege.com and www.Datamark.com.

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